Exhibit 99.2

Salarius Announces Closing of $6.2 Million Underwritten Public Offering

and Full Exercise of Over-Allotment Option

HOUSTON, Texas, August 3, 2020 – Salarius Pharmaceuticals, Inc. (Nasdaq: SLRX) today announced the closing of its previously announced underwritten public offering of 5,130,390 shares of its common stock, including 669,181 shares sold pursuant to the exercise in full of the underwriters’ option to purchase additional shares, at the public offering price of $1.20 per share. As a result of the underwriters’ over-allotment option exercise, the aggregate gross proceeds to Salarius from the offering, before deducting underwriting discounts and commissions and other offering expenses, was approximately $6.2 million.

Ladenburg Thalmann & Co. Inc. acted as sole book-running manager in connection with the public offering.

The securities were offered pursuant to a registration statement on Form S-3 (File No. 333-231010), which was declared effective by the United States Securities and Exchange Commission (the “SEC”) on May 17, 2019. A copy of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained be obtained at the SEC’s website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Attn: Prospectus Department, 277 Park Avenue, 26th Floor, New York, New York 10172, by calling (212) 409-2000.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Salarius Pharmaceuticals, Inc.

Salarius Pharmaceuticals, Inc. is a clinical-stage oncology company targeting cancers caused by dysregulated gene expression, or epigenetic causes of cancers; and is developing treatments for patients that need them the most. Epigenetics refers to the regulatory system that affects gene expression. Salarius’ lead candidate, Seclidemstat, is currently in clinical development for treating Ewing sarcoma, for which it has Fast Track Designation, Orphan Drug Designation and Rare Pediatric Disease Designation by the U.S. Food and Drug Administration. Salarius is also developing Seclidemstat for a number of cancers, with a second Phase 1/2 clinical study in advanced solid tumors, including prostate, breast, and ovarian cancers.

Contact

Investor Relations

Tiberend Strategic Advisors, Inc.

Maureen McEnroe, CFA/Miriam Miller

(212) 375-2664 / 2694

mmcenroe@tiberend.com

mmiller@tiberend.com

Media Relations

Tiberend Strategic Advisors, Inc.

Johanna Bennett

(212) 375-2686

jbennett@tiberend.com